Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PAMT CORP

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, par value $0.01 per share	Other	1,600,000(3)	$16.06	$25,696,000	0.00015310	$3,934.06
Total Offering Amounts					$25,696,000		$3,934.06
Total Fee Offsets							–
Net Fee Due							$3,934.06

(1)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of the registrant’s common stock, par value $0.01 per share (“Common Stock”), that become issuable under the PAMT CORP 2024 Equity Incentive Plan, as amended (the “Plan”) to prevent dilution resulting from any stock split, stock dividend, combination, consolidation, recapitalization or similar transaction affecting the Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, to be equal to $16.06 per share, the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on January 14, 2025.

(3)	Represents 1,600,000 shares of Common Stock reserved for issuance under the Plan.

Table 2: Fee Offset Claims and Sources

N/A